Exhibit 99.1

Fleetmatics Announces Fourth Quarter and Full Year 2013 Financial Results

•	Over 445,000 total subscribed vehicles attained

•	Total revenue of $50.1 million in 4Q, up 40% year-over-year

•	4Q GAAP EPS of $0.42; non-GAAP adjusted EPS of $0.23

•	Adjusted EBITDA of $16.1 million during 4Q, up 36% year-over-year

•	Raised FY’14 revenue guidance to $229.0 million at mid-point, up 29% year-over-year

Dublin, Ireland and Boston, Massachusetts, February 20, 2014 — Fleetmatics Group PLC (NYSE: FLTX), a leading global provider of fleet management solutions for commercial fleet vehicles delivered as software-as-a-service (SaaS), today announced financial results for its fourth quarter and full year ended December 31, 2013.

“The fourth quarter marked a strong finish to the year, driven by continued market demand and the strong value proposition of our comprehensive software-as-a-service fleet management solution to SMBs,” stated Jim Travers, Chairman and Chief Executive Officer of Fleetmatics. “During 2013, we successfully executed our strategy and extended our leadership position, as evidenced by the strong growth of new customers, increased sales to existing customers, geographic expansion, and the introduction of new features. Looking forward, we believe Fleetmatics remains well positioned to further grow market share driven by our continued commitment to innovation and expanding our global reach.”

Fourth Quarter 2013 Financial Highlights

•	Revenue: Total revenue for the fourth quarter was $50.1 million, an increase of 39.8% compared to $35.8 million for the fourth quarter of 2012.

•	Gross Profit: GAAP gross profit for the fourth quarter was $38.6 million, compared to $26.6 million for the fourth quarter of 2012. GAAP gross margin was 77.0% compared to 74.2% for the same period in 2012. Non-GAAP gross profit, which excludes share-based compensation and amortization of intangible assets was $39.0 million for the quarter compared to $26.7 million in the year ago period. Non-GAAP gross margin was 77.8% for the fourth quarter of 2013, compared to 74.6% during the same period last year.

•	Operating Income: GAAP operating income for the fourth quarter was $8.2 million, compared to $6.6 million for the fourth quarter of 2012. Non-GAAP operating income, which excludes share-based compensation, amortization of intangible assets and other items as defined in “Non-GAAP Financial Measures”, was $12.3 million, compared to $9.0 million for the fourth quarter of 2012.

•	Net Income: GAAP net income for the fourth quarter was $16.2 million, compared to $4.6 million for the same period last year. GAAP net income per share attributable to ordinary shareholders for the fourth quarter was $0.42 based on 38.3 million weighted-average diluted shares outstanding, compared to $0.14 for the same period last year, based on 32.2 million weighted-average diluted shares outstanding, for the same period last year. GAAP net income during the fourth quarter of 2013 included approximately $11.1 million of a tax benefit related to a release of a reserve of an uncertain tax position.

Non-GAAP adjusted earnings, which excludes share-based compensation, amortization of intangible assets and other items as defined in “Non-GAAP Financial Measures”, was $8.9 million for the fourth quarter, compared to $6.9 million for the fourth quarter of 2012. Non-GAAP adjusted earnings per share for the fourth quarter was $0.23 based on 38.3 million pro forma weighted-average diluted shares outstanding compared to $0.19 per share, and based on 35.4 million pro forma weighted-average diluted shares outstanding for the same period last year.

•	Adjusted EBITDA: Adjusted EBITDA for the fourth quarter was $16.1 million, an increase of 36.4% compared to $11.8 million for the fourth quarter of 2012. Adjusted EBITDA margin was 32.2% for the fourth quarter of 2013, compared to a 33.0% margin for the same period last year. Adjusted EBITDA is defined as net income (loss) plus (benefit) provision for income taxes; interest (income) expense, net; foreign currency transaction (gain) loss, net; depreciation and amortization of property and equipment; amortization of capitalized in-vehicle devices owned by customers; amortization of intangible assets; share-based compensation; and other items as defined in “Non-GAAP Financial Measures.”

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

•	Balance Sheet: As of December 31, 2013, Fleetmatics had cash of $137.2 million, a decrease of $2.7 million from the end of the prior quarter primarily due to capital expenditures during the quarter, as well as growth in accounts receivable associated with the growth in the Company revenue, as well as a billing system conversion completed during the quarter, all partially offset by the activity associated with proceeds from the exercise of stock option transactions and the generation of operating cash flow during the quarter.

During the fourth quarter of 2013, the Company generated $2.1 million in net cash from operations and invested $9.2 million in capital expenditures, resulting in free cash flow of negative $7.1 million. During the fourth quarter of 2012, the Company generated $9.8 million in net cash from operations and invested $6.2 million in capital expenditures, resulting in free cash flow of $3.6 million.

Full Year 2013 Financial Highlights

•	Revenue: Total revenue for the full year of 2013 was $177.4 million, an increase of 39.2% compared to $127.5 million for the full year 2012.

•	Gross Profit: GAAP gross profit for the full year 2013 was $133.5 million, compared to $91.9 million for 2012. GAAP gross margin for the full year 2013 was 75.3% compared to 72.1% during 2012. Non-GAAP gross profit, which excludes share-based compensation and amortization of intangible assets, was $134.5 million for the full year 2013 compared to $92.5 million in 2012. Non-GAAP gross margin was 75.8% for the full year 2013, compared to 72.5% during 2012.

•	Operating Income: GAAP operating income for the full year 2013 was $29.5 million, an increase of 138.2% compared to $12.4 million for 2012. Non-GAAP operating income for the full year 2013 was $42.5 million, an increase of 79.4% compared to $23.7 million for 2012.

•	Net Income: GAAP net income for the full year 2013 was $30.5 million compared to $5.4 million during 2012. GAAP diluted net income per share for the full year 2013 was $0.82, based on 37.1 million weighted-average diluted shares outstanding, compared to $0.50, and based on 10.1 million weighted-average diluted shares outstanding for the same period last year.

Non-GAAP adjusted earnings was $31.9 million for the full year 2013, up 82.2% compared to $17.5 million for 2012. Non-GAAP diluted adjusted earnings per share for the full year 2013 was $0.86 based on 37.1 million pro forma weighted-average diluted shares outstanding, compared to $0.57 per share based on 30.8 million pro forma weighted-average diluted shares outstanding last year.

•	Adjusted EBITDA: Adjusted EBITDA for the full year 2013 was $56.5 million, an increase of 66.7% compared to $33.9 million for 2012. Adjusted EBITDA margin was 31.8% for the full year of 2013, compared to a 26.6% margin last year.

•	Cash Flow: The Company generated $41.9 million in net cash from operations and invested $36.4 million in capital expenditures, resulting in free cash flow of $5.5 million during the full year 2013. The Company generated $16.9 million in net cash from operations and invested $26.1 million in capital expenditures during the full year 2012, resulting in free cash flow of negative $9.2 million.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Fourth Quarter 2013 and Recent Operating Highlights

•	Fleetmatics ended the fourth quarter of 2013 with over 445,000 active vehicles under subscription, up 34.4% compared to over 331,000 during the fourth quarter of 2012.

•	Quarterly net churn during the fourth quarter of 2013 was 1.3% compared to 1.6% for the fourth quarter of 2012. We calculate our net churn for a period by dividing (i) the number of vehicles under subscription added from existing customers less vehicles under subscription lost from existing customers over that period by (ii) the total vehicles under subscription at the beginning of that period. A positive net churn in each period means we added more vehicles from existing customers than we lost from those customers during the particular period. Gross churn for the period was 2.0%, compared to 2.0% during the fourth quarter of 2012.

Financial Outlook

As of February 20, 2014, Fleetmatics is providing guidance for the first quarter of 2014 and full year 2014 as follows:

First Quarter 2014 Guidance: Total revenue is expected to be in the range of $51.0 million to $52.5 million. Adjusted EBITDA is expected to be in the range of $12.5 million to $13.5 million. Non-GAAP adjusted earnings per share is expected to be in the range of $0.14 to $0.16 based on approximately 38.5 million weighted-average diluted shares outstanding.

Full Year 2014 Guidance: Total revenue is expected to be in the range of $228.0 million to $230.0 million, which represents growth of 29.1% year-over-year at the midpoint. Adjusted EBITDA is expected to be in the range of $61.0 million to $62.5 million. Non-GAAP diluted adjusted earnings per share is expected to be in the range of $0.80 to $0.85 based on approximately 38.7 million weighted-average diluted shares outstanding.

Quarterly Conference Call

Fleetmatics will host a conference call today at 5:00 p.m. EST to discuss the Company’s financial results for the fourth quarter and full year 2013, its business outlook and other matters. To access this call, dial +1-800-967-7135 (United States), or +1-719-457-2715 (international), with conference ID #9935109. A live webcast of this conference call will also be available on the investor relations portion of the Company’s website at ir.fleetmatics.com, and a replay will be archived on the website as well. A replay of this conference call will also be available through March 6, 2014, by dialing +1-877-870-5176 (United States), or +1-858-384-5517 (international). The recording access code is #9935109.

About Fleetmatics Group PLC

Fleetmatics Group PLC is a leading global provider of fleet management solutions for small and mid-sized businesses delivered as software-as-a-service (SaaS). Our solutions enable businesses to meet the challenges associated with managing local fleets, and improve the productivity of their mobile workforces, by extracting actionable business intelligence from real-time and historical vehicle and driver behavioral data.

Fleetmatics’ intuitive, cost-effective Web-based solutions provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage, and other insights into their mobile workforce, enabling them to reduce operating and capital costs, as well as increase revenue. Fleetmatics serves approximately 22,000 customers, with over 445,000 subscribed vehicles worldwide.

Fleetmatics’ solutions are marketed both under the Fleetmatics (www.fleetmatics.com) and SageQuest (www.sage-quest.com) brands.

Investor Contact:

Seth Potter

ICR Inc. on behalf of Fleetmatics

(646) 277-1230

fleetmatics@icrinc.com

Non-GAAP Financial Measures

In this release, Fleetmatics’ non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP adjusted earnings, non-GAAP diluted adjusted earnings per share, adjusted EBITDA and adjusted EBITDA margin are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of results of operations. Non-GAAP gross profit and non-GAAP gross margin exclude share-based compensation and amortization of intangible assets. Non-GAAP operating income, non-GAAP adjusted earnings and non-GAAP diluted adjusted earnings per share exclude share-based compensation; amortization of intangible assets; foreign currency transaction (gain) loss; loss on extinguishment of debt; certain non-recurring litigation and settlement costs; certain non-recurring secondary public offering costs; acquisition-related transaction costs; management services agreement expense; the tax effects related to these items, and the tax reserve component of the income tax provision.

Adjusted EBITDA is defined as net income (loss) plus (benefit) provision for income taxes; interest (income) expense, net; foreign currency transaction (gain) loss, net; depreciation and amortization of property and equipment; amortization of capitalized in-vehicle devices owned by customers; amortization of intangible assets; share-based compensation; certain non-recurring litigation and settlement costs; certain non-recurring secondary public offering costs; acquisition-related transaction costs; management services agreement expense; and loss on extinguishment of debt.

Management presents these non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the company’s performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company’s financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool and are not intended to be an alternative to financial measures prepared in accordance with GAAP. We intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

The Company’s earnings press releases containing such non-GAAP reconciliations can be found on the Investors section of the Company’s web site at ir.fleetmatics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future market share, product innovation and global reach as well as our expected financial results for the first quarter of 2014 and the full year of 2014. These forward-looking statements include, but are not limited to: plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks associated with our ability to effectively and efficiently attract, sell to and retain SMB customers; our ability to attract customers on a cost-effective basis, our dependence on various lead generation programs; our ability to retain and increase sales to our existing customers; our ability to successfully complete and integrate acquisitions; expectations regarding the widespread adoption of fleet management solutions; our ability to expand the sales of our products to customers located outside the U.S.; our ability to continue to compete in a highly fragmented market and the risk of future competitors by way of acquisition or otherwise; keeping up with the rapid technological change required to remain competitive in our industry; and the impact of adverse economic conditions on information technology spending by SMB business, collection of our accounts receivable and other risks set forth under the caption “Risk Factors” in the Company’s annual report on Form 20-F filed with the Securities and Exchange Commission on March 29, 2013, as amended on Form 20-F/A filed with the Securities and Exchange Commission on July 22, 2013, as updated by our subsequently furnished or filed quarterly reports on Form 6-K, annual reports on Form 20-F and other filings that we make with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

FLEETMATICS GROUP PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Subscription revenue	$50,088	$35,821	$177,350	$127,451
Cost of subscription revenue	11,529	9,244	43,858	35,507

Gross profit	38,559	26,577	133,492	91,944

Operating expenses:
Sales and marketing	16,122	10,638	56,589	41,138
Research and development	3,351	2,135	11,036	7,379
General and administrative	10,849	7,158	36,375	31,047

Total operating expenses	30,322	19,931	104,000	79,564

Income from operations	8,237	6,646	29,492	12,380
Interest income (expense), net	(888)	(408)	(1,999)	(2,075)
Foreign currency transaction gain (loss), net	(365)	(96)	(1,139)	(24)
Loss on extinguishment of debt	—	—	—	(934)
Other income (expense), net	—	—	—	(32)

Income before income taxes	6,984	6,142	26,354	9,315
Provision for (benefit from) income taxes	(9,253)	1,582	(4,103)	3,907

Net income	16,237	4,560	30,457	5,408
Accretion of redeemable convertible preferred shares to redemption value	—	—	—	(335)

Net income attributable to ordinary shareholders	$16,237	$4,560	$30,457	$5,073

Net income per share attributable to ordinary shareholders:
Basic	$0.44	$0.15	$0.85	$0.58

Diluted	$0.42	$0.14	$0.82	$0.50

Weighted average ordinary shares outstanding:
Basic	36,940,863	30,585,811	35,722,300	8,822,169

Diluted	38,316,578	32,194,164	37,139,839	10,084,580

FLEETMATICS GROUP PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash	$137,171	$100,087
Restricted cash	64	64
Accounts receivable, net of allowances of $1,395 and $887 at December 31, 2013 and 2012, respectively	20,240	8,871
Deferred tax assets	5,894	8,402
Prepaid expenses and other current assets	11,919	10,371

Total current assets	175,288	127,795
Property and equipment, net	61,732	41,132
Goodwill	28,706	24,879
Intangible assets, net	7,765	7,013
Deferred tax assets, net	1,282	1,084
Other assets	9,399	8,722

Total assets	$284,172	$210,625

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,952	$9,115
Accrued expenses and other current liabilities	13,099	11,764
Deferred revenue	21,163	17,087
Current portion of long-term debt	—	1,250

Total current liabilities	44,214	39,216

Deferred revenue	9,029	8,931
Accrued income taxes	2,094	14,559
Long-term debt, net of discount of $556 at December 31, 2012	23,750	22,881
Other liabilities	3,277	4,016

Total liabilities	82,364	89,603

Total shareholders’ equity	201,808	121,022

Total liabilities and shareholders’ equity	$284,172	$210,625

FLEETMATICS GROUP PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$30,457	$5,408
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	12,994	9,547
Amortization of capitalized in-vehicle devices owned by customers	960	668
Amortization of intangible assets	2,290	2,332
Amortization of deferred commissions, other deferred costs and debt discount	6,961	4,986
Provision for deferred tax assets	866	6,528
Provision for accounts receivable allowances	1,601	1,509
Unrealized foreign currency transaction loss	1,085	38
Loss on disposal of property and equipment and other assets	3,086	2,182
Share-based compensation	7,470	2,422
Loss on extinguishment of debt, non-cash portion	—	405
Changes in operating assets and liabilities:
Accounts receivable	(12,955)	(4,979)
Prepaid expenses and other current and long-term assets	(9,770)	(11,630)
Accounts payable, accrued expenses and other current liabilities	5,157	1,229
Accrued income taxes	(12,465)	(3,266)
Deferred revenue	4,174	(489)

Net cash provided by operating activities	41,911	16,890

Cash flows from investing activities:
Purchases of property and equipment	(34,173)	(25,221)
Capitalization of internal-use software costs	(2,225)	(883)
Payment for acquisition, net of cash acquired	(6,786)	—
Net decrease in restricted cash	—	528

Net cash used in investing activities	(43,184)	(25,576)

Cash flows from financing activities:
Proceeds from (payments of) Term Loan	(938)	23,549
Proceeds from borrowings under Revolving Credit Facility	—	8,286
Payments of borrowings under Revolving Credit Facility	—	(8,286)
Proceeds from initial public offering, net of offering costs	—	94,667
Payments of previously accrued initial public offering costs	(1,355)	—
Proceeds from secondary public offering, net of offering costs	32,060	—
Proceeds from exercise of stock options	5,517	305
Excess (reversal of) tax benefits from share-based awards	3,813	(266)
Payments of Senior Secured Notes	—	(17,500)
Payments of capital lease obligations	(437)	(369)

Net cash provided by financing activities	38,660	100,386

Effect of exchange rate changes on cash	(303)	(228)

Net increase in cash	37,084	91,472
Cash, beginning of period	100,087	8,615

Cash, end of period	$137,171	$100,087

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,262	$1,913
Cash paid for income taxes	$4,555	$1,841
Supplemental disclosure of non-cash financing and investing activities:
Accretion of redeemable convertible preferred shares to redemption value	$—	$335
Acquisition of property and equipment through capital leases	$427	$31
Additions to property and equipment included in accounts payable at the balance sheet dates	$1,416	$2,173
Initial public offering costs included in accounts payable at the balance sheet dates	$—	$1,354
Issuance of ordinary shares under employee share purchase plan	$283	$—

RECONCILIATION OF GAAP TO NON-GAAP GROSS PROFIT AND OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Gross Profit GAAP	$38,559	$26,577	$133,492	$91,944
Share-based compensation	120	42	395	136
Amortization of intangible assets	305	98	631	383

Gross Profit Non-GAAP	$38,984	$26,717	$134,518	$92,463

Subscription revenue	$50,088	$35,821	$177,350	$127,451
Gross Margin Percentages:
GAAP	77.0%	74.2%	75.3%	72.1%
Non-GAAP	77.8%	74.6%	75.8%	72.5%

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating income GAAP	$8,237	$6,646	$29,492	$12,380
Share-based compensation	2,935	549	7,470	2,422
Amortization of intangible assets	720	583	2,290	2,332
Management Services Agreement expense	—	50	—	5,353
Secondary public offering costs	—	—	1,285	—
Litigation and settlements	406	1,216	1,609	1,216
Acquisition-related transaction costs	—	—	372	—

Operating income Non-GAAP	$12,298	$9,044	$42,518	$23,703

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income	$16,237	$4,560	$30,457	$5,408
Provision for (benefit from) income taxes	(9,253)	1,582	(4,103)	3,907
Interest (income) expense, net	888	408	1,999	2,075
Foreign currency transaction (gain) loss, net	365	96	1,139	24
Depreciation and amortization of property and equipment	3,590	2,582	12,994	9,547
Amortization of capitalized in-vehicle devices owned by customers	245	200	960	668
Amortization of intangible assets	720	583	2,290	2,332
Share-based compensation	2,935	549	7,470	2,422
Secondary public offering costs	—	—	1,285	—
Litigation and settlements	406	1,216	1,609	1,216
Acquisition-related transaction costs	—	—	372	—
Management Services Agreement expense	—	50	—	5,353
Loss on extinguishment of debt	—	—3,503	—	934

Adjusted EBITDA	$16,133	$11,826	$56,472	$33,886

Subscription revenue	$50,088	$35,821	$177,350	$127,451

Adjusted EBITDA margin	32.2%	33.0%	31.8%	26.6%

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EPS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income	$16,237	$4,560	$30,457	$5,408
Amortization of intangible assets	720	583	2,290	2,332
Share-based compensation	2,935	549	7,470	2,422
Foreign currency transaction (gain) loss, net	365	96	1,139	24
Loss on extinguishment of debt	—	—	—	934
Secondary public offering costs	—	—	1,285	—
Litigation and settlements	406	1,216	1,609	1,216
Acquisition-related transaction costs	—	—	372	—
Management Services Agreement expense	—	50	—	5,353
Tax effect of non-GAAP adjustments above at 15%	(664)	(374)	(2,125)	(1,842)
Tax reserve component of income tax provision	(11,138)	204	(10,578)	1,668

Adjusted earnings	$8,861	$6,884	$31,919	$17,515

Pro forma weighted average ordinary shares outstanding — diluted	38,316,578	35,380,981	37,139,839	30,839,263

Non-GAAP adjusted EPS	$0.23	$0.19	$0.86	$0.57

FLEETMATICS GROUP PLC

RECONCILIATION TO NON-GAAP INCOME

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Cost of subscription revenue
Share-based compensation	$120	$42	$395	$136
Amortization of intangible assets	305	98	631	383

Subtotal cost of subscription revenue	425	140	1,026	519
Sales and marketing
Share-based compensation	873	95	2,586	921
Amortization of intangible assets	415	485	1,659	1,949

Subtotal sales and marketing	1,288	580	4,245	2,870
Research and development
Share-based compensation	394	53	1,069	187

Subtotal research and development	394	53	1,069	187
General and administrative
Share-based compensation	1,548	359	3,420	1,178
Management Services Agreement expense	—	50	—	5,353
Secondary public offering costs	—	—	1,285	—
Litigation and settlements	406	1,216	1,609	1,216
Acquisition-related transaction costs	—	—	372	—

Subtotal general and administrative	1,954	1,625	6,686	7,747
Foreign currency transaction (gain) loss, net	365	96	1,139	24
Loss on extinguishment of debt	—	—	—	934
Tax effect of non-GAAP adjustments, net of tax reserve component of income tax provision	(11,802)	(170)	(12,703)	(174)

Total expense add-backs	$(7,376)	$2,324	$1,462	$12,107